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                                  EXHIBIT 8.2
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                                                                     EXHIBIT 8.2

                     [WILLKIE FARR & GALLAGHER LETTERHEAD]

March 7, 1997

Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM12 Bermuda

Ladies and Gentlemen:

     We have acted as counsel for Globalstar Telecommunications Limited, a Bermuda corporation (the "Company"), in connection with (i) the proposed issuance of rights (the "Rights") to acquire up to 1,131,168 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"); (ii) the proposed issuance of up to 1,131,168 shares of Common Stock upon exercise of such rights; and (iii) the proposed sale of up to 4,185,318 shares of Common Stock by the holders of certain warrants previously issued by the Company, following the exercise of such warrants, as described in the Company's Prospectus (the "Prospectus"), contained in the Form S-3 Registration Statement, File No. 333-22063 (as amended to date, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

     As counsel for the Company, we have examined copies of the Registration Statement and such other certificates and documents as we have deemed relevant and necessary for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified copies or photocopies.

     The opinion set forth below assumes the accuracy of the statements and facts described in the Prospectus and that the offering of the Rights is consummated in the manner set forth therein.

     Based upon the foregoing and having regard for such legal questions as we have deemed relevant, it is our opinion that the legal conclusions set forth in the discussion of U.S. tax law under the heading "Taxation--Distribution and Ownership of the Rights" and "Taxation--Other United States Tax Considerations" address the material U.S. tax consequences of an investment in the Common Stock pursuant to the exercise of the Rights.

     The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all of which are subject to change. No opinion is expressed concerning any matters other than those specifically referred to herein.

     We consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Opinions". In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America.

                                          Very truly yours,

                                          WILLKIE FARR & GALLAGHER